Exhibit 99.1

Press Release

Clean Harbors Completes Acquisition of Teris L.L.C.

Transaction Expected to be Accretive by Year-End

Norwell, MA – August 21, 2006 – Clean Harbors, Inc. (“Clean Harbors”) (NASDAQ: CLHB), the leading provider of environmental and hazardous waste management services throughout North America, today announced that on August 18, 2006, it completed the acquisition of Teris L.L.C., an environmental services company based in Dallas, Texas.  Clean Harbors acquired all of the membership interests in Teris for approximately $52.7 million in cash, including $10.3 million in net working capital, from SITA U.S.A., Inc., a subsidiary of Suez Environnement, S.A.

“Teris’ operations represent an ideal fit with our existing disposal facilities,” said Alan S. McKim, Chairman and Chief Executive Officer.  “Our investment in Teris further improves our ability to service our customers and demonstrates our commitment to maintaining the largest array of service offerings in our industry.  We believe that we can leverage our North American network of waste collection and routing capabilities and underutilized rail assets to achieve substantial cost efficiencies and dramatic gains in productivity at Teris’ operations.”

Teris operates an incineration facility in El Dorado, Arkansas and a treatment, storage and disposal facility located in Wilmington, California.  The company currently has more than 550 employees and several field locations.  In 2005, Teris reported revenue of approximately $95 million.  Clean Harbors expects some limited customer attrition.  The transaction offers several opportunities for synergies, particularly in the area of outsourced transportation, and is expected to be accretive by year-end.  In the coming weeks, Clean Harbors will begin a comprehensive evaluation of Teris’ operations to better gauge the revenue contribution going forward and level of operating costs required by the acquisition.

“We have commenced the integration process and anticipate completing the implementation of our primary processes and systems in a relatively short period of time,” said McKim. “We are pleased to welcome the Teris team to Clean Harbors.  Working together, we believe this transaction will be beneficial to both Teris’ employees and the existing customers of both companies.”

About Clean Harbors, Inc.

Clean Harbors, Inc. is North America’s leading provider of environmental and hazardous waste management services.  With an unmatched infrastructure of 50 waste management facilities, including nine landfills, six incineration locations and seven wastewater treatment centers, the Company provides essential services to over 45,000 customers, including more than 175 Fortune 500 companies, thousands of smaller private entities and numerous federal, state and local governmental agencies.  Headquartered in Norwell, Massachusetts, Clean Harbors has more than 100 locations strategically positioned throughout North America in 37 U.S.

42 Longwater Drive • P.O. Box 9149 • Norwell, Massachusetts 02061-9149 • 781.792.5000 • www.cleanharbors.com states, six Canadian provinces, Mexico and Puerto Rico.  For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission.

A variety of factors beyond the control of the Company may affect the Company’s performance, including, but not limited to:

•                  The Company’s ability to successfully integrate Teris’ operations and assets into its existing network of services and disposal facilities;

•                  The Company’s ability to manage the significant environmental liabilities which it assumed in connection with the CSD acquisition;

•                  The availability and costs of liability insurance and financial assurance required by governmental entities relating to our facilities;

•                  The effects of general economic conditions in the United States, Canada and other territories and countries where the Company does business;

•                  The effect of economic forces and competition in specific marketplaces where the Company competes;

•                  The possible impact of new regulations or laws pertaining to all activities of the Company’s operations;

•                  The outcome of litigation or threatened litigation or regulatory actions;

•                  The effect of commodity pricing on overall revenues and profitability;

•                  Possible fluctuations in quarterly or annual results or adverse impacts on the Company’s results caused by the adoption of new accounting standards or interpretations or regulatory rules and regulations;

•                  The effect of weather conditions or other aspects of the forces of nature on field or facility operations;

•                  The effects of industry trends in the environmental services and waste handling marketplace; and

•                  The effects of conditions in the financial services industry on the availability of capital and financing.

Any of the above factors and numerous others not listed nor foreseen may adversely impact the Company’s financial performance.  Additional information on the potential factors that could affect the Company’s actual results of operations is included in its filings with the Securities and Exchange Commission, which may be viewed on the Investor portal of the Company’s Web Page at www.cleanharbors.com.

Contacts:

James M. Rutledge	Bill Geary
Executive Vice President and Chief Financial Officer	Executive Vice President and General Counsel
Clean Harbors, Inc.	Clean Harbors, Inc.
781-792-5100	781-792-5130
InvestorRelations@cleanharbors.com

Jim Buckley
Executive Vice President
Sharon Merrill Associates, Inc.
617-542-5300
clhb@investorrelations.com